Exhibit 3.7

FORM OF CERTIFICATE OF FORMATION

OF

[NAME OF ENTITY]

This Certificate of Formation of [NAME OF ENTITY] (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

1.                                      Name.  The name of the limited liability company formed hereby is:

“[NAME OF ENTITY]”.

2.                                      Registered Office.  The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 1980l.

3.                                      Registered Agent.  The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

4.                                      Effective Time.  This Certificate of Formation shall be effective upon its filling with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this          day of                   ,           .

[NAME OF ENTITY]

By:
Name:
Authorized Officer